Exhibit 99.1

For Immediate Release

SUPERVALU Announces Appointment of Frank (Terry) Savage and Mathew Pendo to Its Board of Directors

MINNEAPOLIS—April 24, 2014— SUPERVALU INC. (NYSE: SVU) today announced that Frank A. (Terry) Savage and Mathew M. Pendo have been elected to the company’s Board of Directors, effective April 24, 2014.  Mr. Savage and Mr. Pendo were both appointed to the Board as designees of Symphony Investors LLC, a Cerberus Capital Management L.P.-led investor consortium, under the terms of the Tender Offer Agreement entered into with Symphony Investors and Cerberus in connection with SUPERVALU’s sale of five banners to an affiliate of Symphony Investors.  Symphony Investors owns approximately 20.9 percent of SUPERVALU’s outstanding common stock.  Under the terms of the Tender Offer Agreement, Symphony Investors had the right to designate replacements for Mr. Neporent and Mr. Tessler, who resigned on March 6, 2014.

Mr. Savage is currently a Senior Advisor to Lazard Ltd. and the former Vice Chairman of U.S. Investment Banking at Lazard.  Mr. Savage was the Co-Head of Lazard’s Restructuring Group and also served on Lazard’s Deputy Chairman Committee.  Before joining Lazard, he had served as the Co-Head of the Restructuring Practice at BT Alex. Brown Inc. and prior to that as the Head of the Restructuring Group at UBS AG. Mr. Savage holds a degree from the University of Pennsylvania’s Wharton School of Business.

Mr. Pendo is currently a Managing Director at Sandler O’Neill Partners, a boutique investment banking firm focused on the financial services industry. Prior to joining Sandler O’Neill, Mr. Pendo served as the Chief Investment Officer for the Troubled Asset Relief Program (“TARP”) at the U.S. Department of the Treasury from November 2010 until March 2013.  Mr. Pendo previously worked as Managing Director Investment Banking at Barclay Capital, where he served as co-head of the Global Industrials Group and the U.S. Investment Banking Group.  Mr. Pendo currently sits on the Board of Directors of Ally Financial Inc., a bank holding company focused on the auto finance and online banking industries.  Mr. Pendo holds a Bachelor of Arts in Economics from Princeton University and received a Distinguished Service Award from the U.S. Department of Treasury for his work overseeing the Treasury’s $200 billion TARP investment activities.

Commenting on the new appointments, Gerald Storch, SUPERVALU’s Non-Executive Chairman, said, “Terry and Mathew each bring tremendous business and financial experience to the SUPERVALU Board and we are excited to have them join.”

SUPERVALU’s Board determined that Mr. Savage and Mr. Pendo are each independent directors under the New York Stock Exchange listing standards. The Board now has eleven members, nine of whom are independent directors under the New York Stock Exchange listing standards.

About SUPERVALU:

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of 3,339 stores composed of 1,819 independent stores serviced primarily by the Company’s food distribution business, 1,330 Save-A-Lot stores, of which 948 are operated by licensee owners; and 190 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

Source: SUPERVALU INC.

SUPERVALU INC.

Investor Contact

Steve Bloomquist, 952-828-4144

steve.j.bloomquist@supervalu.com

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Media Contact

Jeff Swanson, 952-903-1645

jeffrey.s.swanson@supervalu.com